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                 November 16, 2021

       Steven A. DeMartino
       Chief Financial Officer
       TransAct Technologies Incorporated
       One Hamden Center, 2319 Whitney Avenue, Suite 3B
       Hamden, CT 06518

                                                        Re: TransAct
Technologies Incorporated
                                                            Registration
Statement on Form S-3
                                                            Filed November 12,
2021
                                                            File No. 333-261026

       Dear Mr. DeMartino:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Joshua Shainess,
       Legal Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Scott W. Goodman